FOR IMMEDIATE RELEASE

Contact: Amber Wallace
Senior Vice President, Marketing
330-702-8427 Office
330-720-6441 Mobile

FARMERS NATIONAL BANC CORP. ANNOUNCES
APPOINTMENT OF NEW BOARD MEMBER

Canfield, September 24, 2010 - Farmers National Banc Corp. (OTCBB: FMNB), holding company for the Farmers National Bank of Canfield, is pleased to announce today that the Company’s Board of Directors approved the appointment of Lance J. Ciroli as an independent Non-Executive Director for Farmers National Banc Corp. and Farmers National Bank of Canfield effective October 1, 2010. Mr. Ciroli fills the vacancy on the Board created by the recent retirement of Mr. James R. Fisher.

Mr. Ciroli is a co-founder of NBE Bank Consulting Services and has served as a bank consultant for the past two years. Prior to that, he was employed with the Office of the Comptroller of the Currency (OCC) U.S. Treasury Department for 33 years. He most recently served as the Assistant Deputy Comptroller in the Cleveland/Detroit Field Office from 1990 until his retirement in 2008. The OCC is the regulator for Farmers National Bank of Canfield. During his tenure as Assistant Deputy Comptroller he worked closely with the Board and Management of the Bank. He is intimately familiar with our organization. For all nationally chartered community banks in northern and eastern Ohio as well as southern Michigan, he was the face of the OCC. Mr. Ciroli has also worked with the OCC in Indianapolis, Cincinnati, Columbus and Oklahoma City.

“Lance is widely respected and experienced in the community banking profession. He brings a great deal of knowledge and business expertise to our Company. Through his experience, he has seen best practices from a number of banking institutions and we look forward to his observations and assistance here” said Ronald V. Wertz, Lead Independent Director & Chairman of the Corporate Governance and Nominating Committee. “We feel very fortunate to have attracted a new board member of this caliber who possesses a variety of skill sets that will immediately contribute to our Company’s success. Through the nominating process, our committee identified several exceptionally qualified candidates that demonstrate exemplary attributes through their values, principles, and understanding of Farmers’ culture,” stated Wertz.

A graduate of Kent State University with a Bachelor of Science degree in Business Administration, Mr. Ciroli actively participates in all the bank trade group functions, conducting educational and training seminars for directors and bankers. A resident of Solon, Ohio, Mr. Ciroli is married to the former Elisabeth F. Urmann and they have one son, who currently is employed with the Federal Reserve Bank of Cleveland.

Farmers National Bank is the Mahoning Valley’s leading community bank, with over $1 Billion in assets. With 17 locations and two Trust offices located throughout Trumbull, Mahoning and Columbiana counties, Farmers offers a full array of financial services to include Farmers National Investments, Farmers Trust Company and Farmers National Insurance.

Founded in 1887, Farmers has been community-minded and committed to the Valley for over 122 years. Throughout the recent financial crisis, Farmers has shown great strength by continuing rock-solid business and lending practices that help the individuals and businesses in our communities thrive and survive.

For years to come, Farmers National Bank will continue to strive for innovative solutions for our customers, associates, shareholders and the community.

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